Exhibit 99.1

     Aug. 27, 2003--BROOKLINE, Mass.--The stockholders of Brookline Bancorp, Inc. voted approval of the Brookline Bancorp, Inc. 2003 Stock Option Plan (the "2003 Stock Option Plan") and the Brookline Bancorp, Inc. 2003 Recognition and Retention Plan (the "2003 Recognition Plan").
     Pursuant to the 2003 Stock Option Plan, options to acquire up to 2,500,000 shares of common stock of Brookline Bancorp, Inc. (or 4.3% of the Company's shares outstanding) may be granted to the employees and directors of the Company and Brookline Bank, its banking subsidiary. The awards may be in the form of stock options, reload options, limited stock appreciation rights and/or dividend equivalent rights. The term of stock options will not exceed ten years from the date of grant. The exercise price of the stock options will be at least equal to the fair market value of the common stock of Brookline Bancorp, Inc. at the time of the grant. Shares issued upon the exercise of a stock option may be authorized but unissued shares, treasury shares or shares acquired by the Company in open market purchases. No stock option awards have been granted to date under the 2003 Stock Option Plan.
     Pursuant to the 2003 Recognition Plan, up to 1,250,000 shares of common stock of Brookline Bancorp, Inc. (or 2.2% of the Company's shares outstanding) may be awarded to the employees and directors of the Company and Brookline Bank. Shares for awards may be from authorized but unissued shares, treasury shares or may be acquired by the Company in open market purchases. No stock awards have been granted to date under the 2003 Recognition Plan.
     Brookline Bancorp, Inc. is a Delaware holding company whose principal subsidiary is Brookline Bank, a federally chartered financial institution. At June 30, 2003, the Company had total assets of $1.4 billion, total stockholders' equity of $615 million and 57,618,505 shares of common stock outstanding.